Exhibit 99.1

Press Release Source: Navidec, Inc.

NAVIDEC INC Files SEC Form 8-K/A, Order Directing a Private Investigation and Designating Officers to Take Testimony

Monday December 27, 4:00 pm ET

HOUSTON, Dec. 27 /PRNewswire-FirstCall/ — Navidec, Inc. (“Navidec” or the “Company”) (OTC Bulletin Board: NVDC - News) announced that on December 22, 2004, the Company received from the Securities and Exchange Commission (the “SEC”) an Order Directing a Private Investigation and Designating Officers to Take Testimony.  The Company intends to fully cooperate with the SEC in its investigation.

The precise nature and scope of the SEC’s investigation is presently unknown.  However, the Company believes that the SEC’s investigation relates, at least in part, to the restatement of reported earnings for the first and second quarters of 2003 by Navidec, Inc. This restatement was reported in Navidec, Inc.’s Form 10-Q for the third quarter of 2003 filed on December 11, 2003.

Effective September 10, 2004, BPZ Energy, Inc. completed a reverse merger of Navidec, Inc., whereby the operations and management of BPZ Energy became the continuing entity.  Pursuant to the reverse merger, the present management of Navidec, Inc. consists solely of the principals of BPZ Energy, Inc.  None of these individuals held management positions at the Company during the first and second quarters of 2003.  Those persons who did hold management positions at Navidec, Inc. during the first and second quarters of 2003 are no longer employed by the Company.

Pursuant to the reverse merger, the parties agreed that all pre-merger operations, assets and liabilities of Navidec, Inc. would be spun off into a separate corporation, Navidec Financial Services, Inc. (“NFS”), to be owned by the shareholders of record on September 9, 2004.  This record date is prior to the reverse merger with BPZ Energy, Inc. The spin-off has not been consummated as of this date.  In connection with the spin-off, NFS has a requirement to indemnify the Company with respect to the costs of this matter, including the expenses related to the Company’s response to SEC subpoenas and other discovery requests and indemnification obligations to its former officers and directors.

This Press Release contained forward-looking statements based on our current expectations about our company and our industry.  You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and BPZ Energy’s ability to successfully acquire reserves and produce its resources among other issues.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

Source: Navidec, Inc.